Exhibit 99.5
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                                                            ENTERED

                                                         DEC - 3 2002

                                                     SAMUEL L. KAY, CLERK
                                              U.S. District & Bankruptcy Court
                                             Southern District of West Virginia
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                       IN THE UNITED STATES DISTRICT COURT
                    FOR THE SOUTHERN DISTRICT OF WEST VIRGINIA


ENERGY CORPORATION OF AMERICA,
a West Virginia Corporation

                    Plaintiff,

v.                                                    Civil Action No, 3:01-1317

MACKAY SHIELDS LLC,
a Delaware limited liability company;
AXP VARIABLE PORTFOLIO INCOME SERIES, INC., a Minnesota corporation;
INCOME TRUST, a division or affiliate of AMERICAN EXPRESS FINANCIAL ADVISORS, INC., a Delaware corporation;
DEBT STRATEGIES FUND, INC.,
a Maryland corporation;
MERRILL LYNCH INVESTMENT MANAGERS, L.P., a limited partnership;
MERRILL LYNCH VARIABLE SERIES FUNDS, INC,, a New Jersey corporation;
MERRILL LYNCH BOND FUND, INC.,
a New Jersey corporation;
SENIOR HIGH INCOME PORTFOLIO, INC.,
a Maryland corporation; and
MERRILL LYNCH SERIES FUND, INC.,
a New Jersey corporation,

                    Defendants.


                         STIPULATION AND FINAL JUDGMENT
                         ------------------------------

          1. Plaintiff Energy Corporation of America ("ECA") filed this action on December 28, 2001, seeking a declaratory judgment that it was not in default of its obligations under a trust indenture pursuant to which it had issued $200 million in notes (the "Indenture").


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          2.   In an order entered January 25, 2002, this Court granted partial summary judgment for ECA. The Defendants, among them various entities that held outstanding ECA notes, then interposed a counterclaim, On June 3, 2002, this Court granted ECA summary judgment on this counterclaim, Further, on July 19, 2002, the Court denied reconsideration of its January 25 order and denied Defendants' motion to allow limited discovery to supplement the record. These three orders are incorporated herein as if fully set forth.

          3. Defendants then noted an appeal to the United States Court of Appeals for the Fourth Circuit. During the pendency of the appeal, Defendants filed a "Motion for Entry of Final Judgment and Expedited Consideration" in this
Court.   In  a  memorandum  in  support  of  this  motion,  Defendants  stated:

     ECA's counsel [has] advised Defendants' counsel that ECA believes a factual issue remains to be resolved concerning whether or not ECA has complied with the Indenture under the interpretation advanced by ECA and accepted by the Court. To the extent any such issue may remain, Defendants hereby stipulate that they do not contest it.

Memorandum  at  3.

          4. The Court denied Defendants' motion on October 1, 2002, and Defendants' appeal was voluntarily dismissed without prejudice on October 8, 2002.

          5. At a status conference held before this Court, on October 31, 2002, Defendants reiterated that they do not contend that ECA has or had Excess Proceeds from the sale of the assets of Mountaineer Gas Company under the Court's interpretation of the Indenture set forth and adhered to in the January 25, 2002, and July 19, 2002, orders. The parties hereby so STIPULATE.


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